EXHIBIT 99.1

                 CB&I Reports Second Quarter Results;
                Earnings in Line with Revised Guidance;
                   Revenue Continues on Record Pace

    THE WOODLANDS, Texas--(BUSINESS WIRE)--July 29, 2004--CB&I (NYSE:CBI) today reported net income of $4.9 million or $0.10 per diluted share for the second quarter ended June 30, 2004, which is in line with previous guidance as revised. The Company reported $16.5 million or $0.35 per diluted share for the comparable period in 2003. Net income for the first half of 2004 was $19.5 million or $0.40 per diluted share, compared with $29.2 million or $0.63 per diluted share for the first six months of 2003.
    For the quarter ended June 30, 2004, new business taken was $398 million, compared with a record $539 million in the second quarter of 2003. New business during the quarter included an LNG terminal expansion project and hydrogen plant projects in North America, as previously announced. New business taken for the first half of 2004 was $746 million, compared with $863 million for the same period last year. The Company continues to anticipate full-year 2004 new business taken in the range of $1.8 billion to $1.9 billion. Backlog at June 30, 2004, stood at $1.5 billion, which was the same as the closing backlog at the end of the prior quarter, indicating that sales of new business were approximately equivalent to work performed for the period.
    "Consistent with the announcement we made on June 4, 2004, second quarter earnings were impacted by the recognition of potentially unrecoverable costs on two projects," said Gerald M. Glenn, CB&I's Chairman, President and CEO. "One of these projects is complete, CB&I personnel and equipment are off the job site, and the facility has been turned over to the owner. The other project is scheduled to be completed in a matter of weeks. We do not expect to see further deterioration in the Company's financial performance related to these two projects. Meanwhile, project performance has been solid across the rest of the Company, our revenue continues to grow, cash flow has been very strong, and we are anticipating a significant upturn in new awards in the remainder of 2004."
    Revenue for the second quarter of 2004 increased 7% to $415.4 million from $389.3 million in the second quarter of 2003. Revenue grew 2% in the North America segment and increased 44% in the Company's Europe, Africa, Middle East (EAME) segment, which includes revenue from CB&I John Brown acquired May 30, 2003. Revenue declined 17% in the Asia Pacific (AP) segment and 16% in the Central and South America (CSA) segment, primarily due to the timing of project execution in the field. Revenue for the first half of 2004 increased 21% to $858.9 million, compared with $711.6 million in the year-earlier period, and is on pace to reach a record level for full-year 2004.
    Second quarter 2004 gross profit decreased 40% to $29.6 million or 7.1% of revenue, compared with $49.4 million or 12.7% of revenue for the same period in 2003. As explained in the press release issued June 4, 2004, the decrease was attributable to the recognition of potentially unrecoverable costs on the two projects mentioned above, one in the EAME segment's Saudi Arabia region that is nearing completion and the other in the North America segment that has been completed. In the second quarter the Company increased its estimate of all costs expected to be incurred to complete these projects. As both projects are currently forecasted to result in losses, provision for such losses was made during the second quarter. As of the end of the quarter, the Company has not recognized revenue for unapproved change orders or claims associated with these projects. For the first half of 2004, gross profit was $76.3 million, compared with $89.0 million in the first six months of 2003.
    Income from operations in the second quarter of 2004 was $5.5 million, compared with $25.2 million in the year-earlier period, primarily due to the impact of the provisions discussed above. For the first half of 2004, income from operations was $28.0 million, compared with $45.1 million in the first half of 2003.
    At June 30, 2004, CB&I had cash and cash equivalents of $116.9 million, compared with $57.4 million at the end of the second quarter 2003. Cash exceeded debt by $40.9 million at the end of the second quarter. Capital expenditures for the second quarter were $4.8 million, compared with $11.8 million in the year- earlier period. Capital expenditures for the first half of 2004 were $7.6 million, compared with $20.4 million in the first six months of 2003.
    "We want to assure our shareholders and investors that the problems we experienced on the two projects mentioned above were isolated and attributable to unique circumstances specific to the projects in question," Glenn added. "I continue to have high confidence in our team and our execution model. We see growing demand in our major end markets and our prospect list is as strong as it's ever been. Our financial position is solid, and we have the resources to take advantage of the right opportunities to complement the slate of services we can offer to our customers."

    Any statements made in this release that are not based on historical fact are forward-looking statements and represent management's best judgment as to what may occur in the future. The actual outcome and results are not guaranteed, are subject to risks, uncertainties and assumptions and may differ materially from what is expressed. A variety of factors could cause business conditions and results to differ materially from what is contained in the forward-looking statements including, but not limited to, the Company's ability to realize cost savings from its expected execution performance of contracts; the uncertain timing and the funding of new contract awards, and project cancellations and operating risks; cost overruns on fixed priced contracts; changes in the costs or availability of or delivery schedule for components and materials; increased competition; fluctuating revenues resulting from a number of factors, including the cyclic nature of the individual markets in which the Company's customers operate; lower than expected activity in the hydrocarbon industry, demand from which is the largest component of the Company's revenue, or lower than expected growth in the Company's other primary end markets; political and economic conditions including, but not limited to, war, conflict or civil or economic unrest in countries in which we operate; the Company's ability to integrate and successfully operate acquired businesses and the risks associated with those businesses; and the ultimate outcome or effect of the pending FTC proceeding on the Company's business, financial condition and results of operations. Additional factors which could cause actual results to differ from such forward-looking statements are set forth in the Company's Form 10-K filed with the SEC for the year ended Dec. 31, 2003. The Company does not undertake to update any forward-looking statements contained herein, whether as a result of new information, future events or otherwise.

    CB&I is one of the world's leading engineering, procurement and construction (EPC) companies, specializing in lump-sum turnkey projects for customers that produce, process, store and distribute the world's natural resources. With more than 60 locations and approximately 10,000 employees throughout the world, CB&I capitalizes on its global expertise and local knowledge to safely and reliably deliver projects virtually anywhere. Information about CB&I is available at www.CBIepc.com.

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          CHICAGO BRIDGE & IRON COMPANY N.V. AND SUBSIDIARIES
                   CONSOLIDATED STATEMENTS OF INCOME
                 (in thousands, except per share data)

                          Three Months            Six Months
                         Ended June 30,         Ended June 30,
                         2004      2003        2004        2003

Revenue              $415,373  $389,309    $858,926    $711,618
Cost of revenue       385,808   339,954     782,598     622,602
                      -------   -------     -------     -------
 Gross profit          29,565    49,355      76,328      89,016
  % of Revenue           7.1%     12.7%        8.9%       12.5%

Selling and
 administrative
 expenses              23,616    23,887      47,463      43,085
  % of Revenue            5.7%     6.1%        5.5%        6.1%

Intangibles amortization  519       649       1,025       1,287

Other operating
 income, net              (97)     (345)       (120)       (481)
                      -------   -------     -------     -------
 Income from
  operations            5,527    25,164      27,960      45,125

 % of Revenue            1.3%      6.5%        3.3%        6.3%

Interest expense       (1,734)   (1,558)     (3,460)     (3,245)
Interest income           243       510         449         976
                      -------   -------     -------     -------
 Income before taxes and
  minority interest     4,036    24,116      24,949      42,856

Income tax expense     (1,292)   (7,307)     (7,984)    (12,918)
                      -------   -------     -------     -------
 Income before
  minority interest     2,744    16,809      16,965      29,938

Minority interest in
 loss (income)          2,200      (345)      2,583        (710)
                      -------   -------     -------     -------
  Net income         $  4,944  $ 16,464    $ 19,548    $ 29,228
                      =======   =======     =======     =======

Net income per share
 Basic               $   0.10  $   0.37  $     0.41  $     0.66
 Diluted             $   0.10  $   0.35  $     0.40  $     0.63

Weighted average shares
 outstanding
  Basic                47,566    44,604      47,294      44,500
  Diluted              49,491    46,863      49,403      46,557

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          CHICAGO BRIDGE & IRON COMPANY N.V. AND SUBSIDIARIES
                          SEGMENT INFORMATION
                            (in thousands)

                                 Three Months Ended
                             June 30,           June 30,
                               2004               2003

NEW BUSINESS TAKEN(1)                 % of               % of
                                      Total              Total

North America               $332,969    83%    $322,140    60%
Europe/Africa/Middle East     35,310     9%     151,286    28%
Asia Pacific                  14,349     4%      41,173     8%
Central & South America       15,654     4%      23,975     4%
                             -------            -------
  Total                     $398,282           $538,574
                             =======            =======

REVENUE                                % of               % of
                                      Total              Total

North America               $242,752    59%    $239,046    62%
Europe/Africa/Middle East    112,236    27%      77,688    20%
Asia Pacific                  42,694    10%      51,574    13%
Central & South America       17,691     4%      21,001     5%
                             -------            -------
  Total                     $415,373           $389,309
                             =======            =======

INCOME/(LOSS) FROM OPERATIONS          % of               % of
                                     Revenue            Revenue

North America               $ 10,155    4.2%   $ 18,150    7.6%
Europe/Africa/Middle East     (8,150)  (7.3%)     2,343    3.0%
Asia Pacific                     870    2.0%      2,986    5.8%
Central & South America        2,652   15.0%      1,685    8.0%
                             -------            -------
  Total                     $  5,527    1.3%   $ 25,164    6.5%
                             =======            =======


                                  Six Months Ended
                             June 30,           June 30,
                               2004               2003

NEW BUSINESS TAKEN(1)                  % of               % of
                                      Total              Total

North America               $500,441    66%    $553,724    64%
Europe/Africa/Middle East    132,549    18%     198,217    23%
Asia Pacific                  79,364    11%      69,739     8%
Central & South America       33,660     5%      41,638     5%
                             -------            -------
  Total                     $746,014           $863,318
                             =======            =======

REVENUE                                % of               % of
                                      Total              Total

North America               $499,802    58%  $  443,196    62%
Europe/Africa/Middle East    218,148    25%     136,641    19%
Asia Pacific                 101,332    12%      92,606    13%
Central & South America       39,644     5%      39,175     6%
                             -------            -------
  Total                     $858,926           $711,618
                             =======            =======

INCOME/(LOSS) FROM OPERATIONS          % of               % of
                                     Revenue            Revenue

North America               $ 24,855    5.0%   $ 29,650    6.7%
Europe/Africa/Middle East     (4,699)  (2.2%)     5,903    4.3%
Asia Pacific                   2,550    2.5%      4,299    4.6%
Central & South America        5,254   13.3%      5,273   13.5%
                             -------            -------
  Total                     $ 27,960    3.3%   $ 45,125    6.3%
                             =======            =======

(1) New business taken represents the value of new project commitments received by the Company during a given period. These commitments are included in backlog until work is performed and revenue is recognized or until cancellation. Backlog may also fluctuate with currency movements.
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          CHICAGO BRIDGE & IRON COMPANY N.V. AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED BALANCE SHEETS
                            (in thousands)

                                       June 30,       Dec. 31,
                                         2004           2003

ASSETS

Current assets                         $530,241       $512,427
Property and equipment, net             121,371        124,505
Goodwill and other intangibles, net     265,649        249,982
Other non-current assets                 38,827         45,448
                                        -------        -------

  Total assets                         $956,088       $932,362
                                        =======        =======

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities                    $355,992       $376,252
Long-term debt                           75,000         75,000
Other non-current liabilities           108,321         91,946
Shareholders' equity                    416,775        389,164
                                        -------        -------

  Total liabilities
   and shareholders' equity            $956,088       $932,362
                                        =======        =======

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          CHICAGO BRIDGE & IRON COMPANY N.V. AND SUBSIDIARIES
            CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                       AND OTHER FINANCIAL DATA
                            (in thousands)

                                              Six Months
                                             Ended June 30,
                                           2004           2003
CASH FLOWS

Cash flows from operating activities   $  7,013       $ 25,011
Cash flows from investing activities     (8,883)       (67,966)
Cash flows from financing activities      5,891         (2,136)
                                        -------        -------

Increase/(decrease) in cash and cash
  equivalents                             4,021        (45,091)
Cash and cash equivalents,
  beginning of the year                 112,918        102,536
                                        -------        -------
Cash and cash equivalents,
  end of the period                    $116,939       $ 57,445
                                        =======        =======

OTHER FINANCIAL DATA

Depreciation and amortization expense  $ 10,814       $  9,770
Capital expenditures                      7,554         20,363
(Increase)/decrease in receivables, net (45,368)         5,390
Decrease/(increase) in contracts in
  progress, net                          35,513        (29,719)
Decrease/(increase) in non-current
  contract retentions                     2,738         (4,323)
(Decrease)/increase in accounts payable (15,353)        33,272
                                        -------        -------
  Change in contract capital           $(22,470)      $  4,620
                                        =======        =======

    CONTACT: CB&I
             Bruce Steimle, 832-513-1111 (Media)
              or
             Marty Spake, 832-513-1245 (Analysts)